SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________


Date of Report (Date of earliest event reported) October 31, 1997

                   BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)


         Pennsylvania                 0-10822               25-1229323
(State of other jurisdiction  (Commission File Number)   (IRS Employer
      of incorporation)                                Identification No.)


      300 Indian Springs Road, Indiana, Pennsylvania 15701
    (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code (412) 349-1811

_________________________________________________________________
                 (Former name or former address,
                  if changes since last report.)

Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
          On October 31, 1997, Biocontrol Technology, Inc.
          (NASDAQ:BICO) released the attached information on their Webbsite.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired - Not
               Applicable.

          (b)  Pro Forma Financial Information - Not Applicable.

          (c)  Exhibits-Press Release

                           SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIOCONTROL TECHNOLOGY, INC.


                                   by /s/   Fred E. Cooper,
                                            Fred E. Cooper, CEO
DATED:  October 31, 1997

The Pittsburgh Post Gazette has supplied Biocontrol with questions whose answers are intended for the basis of an article. In the past, the Company stopped dignifying the paper and its reporter, Patricia Sabatini, with a response because early attempts to do so resulted in Company answers that were twisted and tweaked to support the less-than-reputable sources of disgruntled former employees. However, the Company feels that it must address this most recent attack on the Company and some of its employees as highly misrepresentative allegations are made. Once again, Biocontrol believes that the sources are revenge-seeking former employees.

The questions and Biocontrol's answers follow, together with a letter (printed here at the end) sent to Sabatini from Biocontrol attorney, Thomas J. Miller of the Houston Harbaugh firm.

1). Numerous company insiders say the Diasensor doesn't work, and they've provided the Post Gazette with copies of internal documents to back up their claims. How do you respond?

A claim that the Diasensor does not work is preposterous and could only be made by people who are trying to cause problems for the company but who do not understand the documents and data they are reading. Biocontrol suspects that the "insiders" are once again disgruntled former employees who feel they have a platform on which to cause problems because you and your paper continue to give them credence. Since, despite our request, you will not identify the documents, we cannot comment on them specifically.

2). Numerous company insiders say Biocontrol hasn't shown the Diasensor works on even one diabetic patient. How do you respond?

Again, such a claim could only have been made by people who do not understand what they are reading, but are looking to cause a problem for the Company. Those patients who have tested on the sensor would certainly take issue with such a statement. The sensor has been tested, and continues to be tested, on many patients and the results compared to the industry standard for accuracy, the Yellow Springs Instrument. Such data has been formally submitted to the FDA.

3). Mark Arnold, a professor of chemistry at the University of Iowa, says he's studied scientific papers written by Biocontrol's Ralf Marbach, which he says fail to prove researchers were ever able to measure glucose. He says any results that appear to correlate with actual glucose levels happened by chance. How do you respond?

Dr.Arnold refers to research carried out in the time period from 1988 to 1993 by an interdisciplinary team of researchers at the Institute for Spectrochemistry and Applied Spectroscopy and the Diabetes Research Institute, both located in Germany. The work was funded by the German Research Foundation and the key publications resulting from this rather unique research effort were authored by Dr. H.M. Heise (ISAS, project leader), Dr. Th. Koschinsky (Head of Clinical Dept., DRI), Dr. F.A. Gries (Director, DRI),and Ralf Marbach (ISAS, Ph.D. student at the time). Dr. Marbach joined Biocontrol after the completion of this research project.

The particular paper Arnold is referring to is Noninvasive Blood Glucose Assay by Near-Infrared Diffuse Reflectance Spectroscopy of the Human Inner Lip, Applied Spectroscopy 47, 875 (1993). In this paper, the results from three different experiments are described. Dr. Arnold's critique is targeted at the first experiment, which was a two-day, single patient, oral-glucose tolerance test experiment, and which - as Dr. Arnold correctly points out - does not have the statistical power to prove genuine correlation, because of the potential danger of chance correlations. This first experiment, however, was only a preliminary milestone within the research project. Genuine correlation was proven in the second and third experiments which predicted glucose for the case of a randomly selected population of 133 different patients at DRI, and for the case of a single diabetic patient who was actively following a computer-generated random glucose time profile over several weeks.

It is surprising to see Dr. Arnold overlook the main results of the German research effort which, by the way, are still the only randomized, noninvasive glucose results published by academia so far (as of 30 Oct 97).

Also important to note is the fact that Biocontrol believes that Mark Arnold is affiliated with a competitor which has been unable to measure glucose.

4). Has Biocontrol proven the Diasensor effectively measures glucose? How? On whom?

Yes. The fact that the Diasensor measures glucose using infrared light transflected from the patient's arm has been proven during several clinical trials. The results of such trials have been given to the FDA but are proprietary and confidential, including the participants' names. The identity of patients is kept strictly confidential to protect their privacy from certain invasion by the media; however, several such patients were in attendance at the February 26, 1996 panel review.

5). Company insiders have told to the Post-Gazette that Biocontrol doctored and manipulated clinical test results submitted to the Food and Drug Administration to try to make the test results on the Diasensor appear more favorable. Do you have a comment?

Biocontrol has never doctored and manipulated clinical test results. If such an allegation were true, would we not have already received FDA approval with data doctored exactly to their requirements? If that allegation were true, wouldn't we have doctored the data to a point where we would not have had to endure all of the discussions and questions of the last four years?

6).  Several Biocontrol employees say they witnessed Biocontrol's
Patrick Cooper applying white-out to error grid charts submitted to the FDA to cover up glucose readings in the "D" and "E" danger zones. Do you have a comment?

Again, Biocontrol has never doctored clinical test results. In the incidents referred to, white-out was not used to "cover up" bad results but was used rather to correct computational errors that would have caused the actual correct data to be misrepresented. Such errors occurred due to missapplications of the computer program used to analyze the data. Dishonest deeds are usually done in private, not in full view of witnesses. The accusations that a respected and honest man would engage in such actions is not only offensive, but may also give rise to legal action by the Company and/or the individuals involved.

7). Company insiders say Biocontrol rigged public demonstrations of the Diasensor to make it appear the machine was working.
They've provided details on how the Diasensor was set up beforehand to guarantee the demonstrations would appear successful. Do you have a comment?

This accusation is not only false, but also absurd. In all demonstrations of tests that were performed on functioning devices and witnessed by various individuals outside of the company, actual patient algorithms for measuring glucose were used. Any adjustments to the machine were done merely to update to the most current patient algorithm. If, as alleged, the company had rigged demonstrations of the Diasensor to "guarantee the demonstrations would appear successful," then how do you account for the failure of the Diasensor to read during one of two tests performed at the company's shareholders' meeting of 2/24/97?

8.) Biocontrol has said it hired a private detective, Jack Nard, more than a year ago to investigate the company's mistreatment by the FDA. What has the investigation uncovered?

Jack Nard is a consultant for Biocontrol, not a private investigator, who has been conducting an investigation of the FDA
February 26, 1996 panel review of the Diasensor. Mr. Nard will contact you, if he has not already done so, to discuss at length what he has found. Will you print this information?

9.) Why did your long-time manager of research and development, Rich Wiggins, resign?

Dr. Wiggins left Biocontrol to pursue his own interests that include the founding of his own optical research instrument company.

10). Biocontrol has said it's on the verge of submitting another
510K [sic] application to the FDA for marketing clearance of the Diasensor. How many diabetics were tested in the home for this application?

Biocontrol is presently compiling data for a submission to the FDA for marketing clearance. Mr. Fred Cooper's statement was, "Although there can be no guarantees, we hope to submit the 510(k) in the very near future." To say that we are "on the verge" is twisting Mr. Cooper's statement.

The number of patients involved in clinical trials is confidential between the FDA and Biocontrol Technology, along with other trial details.

11). When do you expect to submit the new 510k [sic] application?

A submission will be made as soon as possible.

12). Biocontrol issued a press release this summer saying it was getting ready to market the Diasensor in the Far East. When do you expect to begin selling the Diasensor in the Far East?

Biocontrol has been researching the Far East market of the device and will soon announce the results. To do so here would release information prior to formal release to the shareholders and public at large.

13). The FDA's Dr. Bruce Burlington testified before Congress that Biocontrol officials turned down the agency's offer to help the company with large scale [sic] clinical trials on the Diasensor. Burlington said the arrangement would have allowed
Biocontrol to recover the costs of its research. Why did Biocontrol turn down the offer?

To do such trials as the FDA proposed would have involved submitting a PMA and an IDE which normally take longer for the review process and which the Company viewed as a step backwards. Since the FDA had accepted Biocontrol's submission as a 510(k), the Company felt it should have been processed as a 510(k). Also, the costs recovered from such a plan would not have put a dent in the total development monies already spent.

14).  Are Biocontrol's Patrick Cooper and Fred Cooper related?
If so, how?

There is no relationship between Dr. Patrick Cooper and Mr. Fred
Cooper.

412/288-1847
tmiller@hh-law.com                                           File
22150

                        October 31, 1997


VIA FAX NO. 263-0908

Patricia Sabatini
Pittsburgh Post-Gazette
34 Boulevard of the Allies
Pittsburgh, PA   15222

                              RE:  Biocontrol Technology, Inc.

Dear Ms. Sabatini:

      This  firm  represents Biocontrol Technology,  Inc.   I  am
attaching copies of responses submitted by the Company to the questions which you forwarded to Susan Taylor earlier this week.

      In some of the questions which you submitted, you referred to "internal documents" which you have stated were provided to you by company insiders. You should be aware that all Biocontrol employees are subject to confidentiality agreements protecting the Company's confidential and proprietary information. Moreover, the Economic Espionage Act of 1996 makes it a criminal violation for any person to misappropriate a company's trade secrets, which is broadly defined to include copying without authorization. The Act further makes it a criminal offense for any person to receive or possess any such information knowing that it has been misappropriated.

      The Company fully intends to exercise every means available to it to protect its confidential and proprietary information.

                                   Sincerely,



                                   Thomas J. Miller